Exhibit 1.3
STRICTLY CONFIDENTIAL
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of January 14, 2020, by and between Rayonier Inc., a North Carolina corporation (“Parent”), and each of the Persons executing this Agreement on the signature page hereto (each, a “Unitholder”).
WHEREAS, each Unitholder owns, beneficially and of record, certain units representing partnership interests of Pope Resources, a Delaware limited partnership (the “Partnership”) (such units, the “Partnership Units,” and any other Partnership Units or Rights with respect thereto acquired (whether beneficially or of record) by such Unitholder after the date hereof and prior to the earlier of the Closing or the termination of all of such Unitholder’s obligations under this Agreement, including any Partnership Units or Rights acquired by means of purchase, dividend or distribution, or issued upon the exercise of any options or warrants or the conversion of any convertible securities or otherwise (excluding, in the case of the Individual Unitholder, any Partnership Units that such Unitholder might be deemed to own in his capacity as a trustee of a trust or that are owned by his children), being collectively referred to herein as the “Securities”);
WHEREAS, Parent, Rayonier Operating Company LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Parent Opco”), Pacific GP Merger Sub I, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 1”), Pacific GP Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 2”), Pacific LP Merger Sub III, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent Opco (“Merger Sub 3”), the Partnership, Pope MGP, Inc., a Delaware corporation and the Managing General Partner of the Partnership (“MGP”), and Pope EGP, Inc., a Delaware corporation and the Equity General Partner of the Partnership (“EGP”), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, the “Merger Agreement”; capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement), pursuant to which, among other things, Merger Sub 3 will merge with and into the Partnership (the “LP Merger”), with the Partnership surviving the LP Merger as a subsidiary of Parent Opco, upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, the approval of the Merger Agreement by the votes required for the Partnership Unitholder Approval (the “Approval”) is a condition to the consummation of the LP Merger; and
WHEREAS, as a condition to the willingness of the Parent to enter into the Merger Agreement and as an inducement and in consideration therefor, each Unitholder has agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto, severally and not jointly, agree as follows:

ARTICLE I
VOTING; GRANT AND APPOINTMENT OF PROXY
Section 1.1 Voting. From and after the date hereof until the Expiration Date, each Unitholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Partnership Unitholders at which a vote of the Partnership Unitholders on the Merger Agreement or the LP Merger is requested, however called, or in connection with any written consent of the Partnership Unitholders, such Unitholder (in such capacity and not in any other capacity) will (i) appear, in person or by proxy or written consent, at such meeting or otherwise cause all of its Securities to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of its Securities (A) in favor of the Approval (and, in the event that the Approval is presented as more than one proposal, in favor of each proposal that is part of the Approval), (B) in favor of any proposal to adjourn or postpone such meeting of the Partnership Unitholders to a later date if there are not sufficient votes to obtain the Approval, (C) against any Alternative Proposal, and (D) against any action, proposal, transaction or agreement that would be reasonably likely to (I) result in a breach of any covenant, representation or warranty or any other obligation of the Partnership Entities contained in the Merger Agreement or (II) prevent or impede, interfere with, delay, postpone or adversely affect the consummation of the Mergers, including the LP Merger, and the transactions contemplated by the Merger Agreement (clauses (A) through (D), the “Required Votes”).
Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.
(a) From and after the date hereof until the Expiration Date, each Unitholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof as such Unitholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Unitholder, to vote or cause to be voted (including by proxy or written consent, if applicable) its Securities in accordance with the Required Votes; provided that such Unitholder’s grant of the proxy contemplated by this Section 1.2 shall be effective if, and only if, such Unitholder has not delivered to Parent prior to the meeting at which any of the matters described in Section 1.1 are to be considered, a duly executed irrevocable proxy card directing that its Securities be voted in accordance with the Required Votes; provided, further, that any grant of such proxy shall only entitle Parent or its designee to vote on the matters specified by Section 1.1(ii) and such Unitholder shall retain the authority to vote on all other matters.
(b) Each Unitholder hereby represents that any proxies other than as set forth in this Agreement heretofore given in respect of its Securities, if any, are revocable, and hereby revokes such proxies.
(c) Each Unitholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Unitholder under this Agreement. Each Unitholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except upon the occurrence of the Expiration Date, is intended to be irrevocable. Each Unitholder agrees, until the Expiration Date, to vote its Securities in accordance with Section 1.1 as instructed by Parent in writing. The parties agree that the foregoing is a voting agreement between each Unitholder and Parent.

Section 1.3 Restrictions on Transfers. Each Unitholder hereby agrees that, from the date hereof until the earlier of (x) the Expiration Date and (y) the date on which the Approval is obtained, it shall not, directly or indirectly, without the prior written consent of Parent, (a) sell, transfer, assign, lease, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise) (a “Transfer”), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the Transfer of any of its Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect to its Securities that is inconsistent with this Agreement or (c) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a) or (b); provided, however, such Unitholder shall have the right (I) to Transfer all or any portion of its Securities to a Permitted Transferee if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable to Parent, (i) to accept such Securities subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute the transferor Unitholder for all purposes of this Agreement, (II) in the case of the Trust Unitholder (as defined on Exhibit A hereto) to pledge all or any portion of its Securities to a commercial banking institution of national standing (the “Pledgee”) to secure a loan to satisfy any estate tax of the Trust Unitholder that would become due prior to the termination of this Agreement, provided (i) the terms of any such pledge provide that, in the absence of any default by the Trust Unitholder of the related loan, the Trust Unitholder retains voting control of any pledged Securities such that the Trust Unitholder can satisfy its obligations under this Agreement and (ii) in the event of a default by the Trust Unitholder of the related loan, or under any other circumstance in which the Pledgee may gain voting control of the pledged Securities, such pledge provides, in a manner reasonably acceptable to Parent, that the Pledgee will accept the applicable Securities subject to the terms and conditions of this Agreement and agree to be bound by this Agreement and constitute the Trust Unitholder for all purposes of this Agreement, or (III) in the case of the Individual Unitholder, to Transfer up to 600 Partnership Units pursuant to an existing Rule 10b5-1 trading plan; provided that the Individual Unitholder use reasonable best efforts to terminate such trading plan as promptly as practicable following the date of this Agreement. For purposes of this Agreement, the term “Permitted Transferee” means, with respect to any Unitholder, (A) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Unitholder, (B) any trust, the beneficiaries of which include only such Unitholder or the Persons named in clause (A), or (C) any charitable organization. Any Transfer or attempted Transfer of any Securities in violation of this Section 1.3 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

ARTICLE II
NO SOLICITATION
Section 2.1 Restricted Activities. Prior to the Expiration Date, each Unitholder shall not, and shall instruct its Affiliates and Representatives (in each case, acting in their capacity as such to such Unitholder, the “Unitholder Representatives”) not to, directly or indirectly, (a) initiate, solicit, knowingly encourage or knowingly facilitate the submission of an Alternative Proposal, or any inquiry, proposal or offer that could reasonably be expected to lead to an Alternative Proposal and (b) enter into or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or that could reasonably be expected to lead to, any Alternative Proposal (the activities specified in clauses (a) and (b) being hereinafter referred to as the “Restricted Activities”).
Section 2.2 Capacity. Each Unitholder is signing this Agreement solely in its capacity as a Partnership Unitholder, and nothing contained herein shall in any way limit or affect any actions taken by any Unitholder Representative in his or her capacity as an officer, director, or board observer of MGP or EGP, and no action taken in any such capacity shall be deemed to constitute a breach of this Agreement.
ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF EACH UNITHOLDER
Section 3.1 Representations and Warranties. Each Unitholder on its own behalf represents and warrants to Parent, severally and not jointly, as follows: (a) such Unitholder has full legal right and capacity to execute and deliver this Agreement, to perform such Unitholder’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by such Unitholder and the execution, delivery and performance of this Agreement by such Unitholder and the consummation of the transactions contemplated hereby by such Unitholder who is not an individual have been duly authorized by all necessary action on the part of such Unitholder and no other actions or proceedings on the part of such Unitholder are necessary for such Unitholder to authorize this Agreement or for such Unitholder to consummate the transactions contemplated hereby, (c) assuming due authorization, execution and delivery by the each of the other parties to this Agreement, this Agreement constitutes the valid and binding agreement of such Unitholder, enforceable against such Unitholder in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles), (d) the execution and delivery of this Agreement by such Unitholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon such Unitholder or the Securities owned by such Unitholder, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for filings with the SEC by such Unitholder, (e) such Unitholder owns, beneficially and of record the Securities set forth opposite such Unitholder’s name on Exhibit A attached hereto, (f) except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various states of the United States, such Unitholder owns, beneficially and of record, all of its Securities free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, the Second Amended and Restated Limited Partnership Agreement, dated as of November 7, 1985, by and between MGP, EGP and certain other parties and the Shareholders Agreement, dated as of November 7, 1985, by and among MGP, EGP, Peter T. Pope, Emily T. Andrews, Pope &Talbot, Inc., the directors of MGP and the Partnership) and has sole voting power with respect to its Securities and sole power of disposition with respect to all of its Securities, with no restrictions on such Unitholder’s rights of voting or disposition pertaining thereto, and no person other than such Unitholder has any right to direct or approve the voting or disposition of any of its Securities and (g) there is no Proceeding pending as of the date hereof against, or, to the knowledge of such Unitholder, threatened as of the date hereof against or affecting, such Unitholder that could reasonably be expected to impair or adversely affect the ability of such Unitholder to perform such Unitholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
Section 3.2 Certain Other Agreements. Each Unitholder hereby:
(a) agrees to reasonably promptly notify Parent of the number of any new Securities acquired by such Unitholder after the date hereof and prior to the Expiration Date; provided that any such Securities shall automatically be subject to the terms of this Agreement as though owned by such Unitholder on the date hereof;

(b) agrees to permit Parent to publish and disclose in filings with the SEC and in the press release announcing the transactions contemplated by the Merger Agreement, such Unitholder’s identity and ownership of its Securities and the nature of such Unitholder’s commitments, arrangements and understandings under this Agreement; provided that Parent agrees that it shall only publish and disclose the ownership of such Unitholder on an aggregate basis with the Partnership Unitholders who have entered into a Support Agreement on the date hereof;
(c) shall and does authorize Parent or its counsel to notify the Partnership’s transfer agent that there is a stop transfer order with respect to all of its Securities (and that this Agreement places limits on the voting and transfer of such shares); provided that Parent or its counsel further notifies the Partnership’s transfer agent to lift and vacate the stop transfer order with respect to its Securities on the earlier of (x) following the Expiration Date and (y) the date on which the Approval is obtained; and
(d) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Partnership, MGP, EGP or any of their respective Subsidiaries or successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (ii) alleging a breach of any duty of the Partnership Board (including the Special Committee thereof) or Parent Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.
ARTICLE IV
TERMINATION
This Agreement shall terminate and be of no further force or effect upon the earlier of (x) the consummation of the LP Merger, (y) the termination of the Merger Agreement pursuant to and in compliance with the terms therein and (z) the entry of the parties to the Merger Agreement into any amendment or modification of the Merger Agreement that decreases, or changes the form of, the Merger Consideration (such earlier date, the “Expiration Date). Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party of liability for fraud or willful breach of this Agreement. Notwithstanding the preceding sentence, this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party of liability for fraud or willful breach of this Agreement. In addition, upon a Partnership Change in Recommendation pursuant to and in compliance with the Merger Agreement in response to either an Intervening Event or a Superior Proposal by a New Third Party, the provisions set forth in Sections 1.1 and 1.2 of this Agreement shall not apply for so long as such Partnership Change in Recommendation shall remain in effect; provided, however, that if the Partnership Board or the Special Committee withdraws such Partnership Change in Recommendation and approves the Merger Agreement (whether or not amended or modified) (a “Renewed Recommendation”), the provisions of Sections 1.1 and 1.2 of this Agreement shall thereafter remain in full force and effect for so long as such Renewed Recommendation remains in effect. For the purposes of this Agreement, a “New Third Party” will be any Person other than (a) any Person who prior to the date of the execution of the Merger Agreement has engaged in any discussions or negotiations with any of the Partnership Entities or any of their respective directors, officers or Representatives regarding any potential or actual Alternative Proposal, or who has requested information from any of the Partnership Entities or any of their respective directors, officers or Representatives in connection any potential or actual Alternative Proposal, (b) any Affiliate of any Person described in clause (a), including any director or officer of the foregoing or (c) any other Person that is controlled, directly or indirectly, by any of the persons described in clauses (a) or (b).
ARTICLE V
MISCELLANEOUS
Section 5.1 Expenses. Each party shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the LP Merger and the other transactions contemplated by the Merger Agreement are effected.

Section 5.2 Notices. All notices and other communications hereunder will be in writing and deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):

If to Parent, to:
Rayonier Inc. 1 Rayonier Way
Wildlight, Florida 32097
Attention:	Mark R. Bridwell
Facsimile:	(904) 598-2264

With copies to (which does not constitute notice):
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street
New York, New York 10019
Attention:	David K. Lam, Esq.
Viktor Sapezhnikov, Esq.
Facsimile:	(212) 403-2000
Email:	dklam@wlrk.com
vsapezhnikov@wlrk.com

If to a Unitholder, to:

The address set forth underneath such Unitholder’s name on Exhibit A hereto

With a copy to (which does not constitute notice):

Orrick, Herrington & Sutcliffe LLP 1000 Marsh Road
Menlo Park, California 94025
Attention:	Richard V. Smith, Esq.
Facsimile:	(212) 403-2000
Email:	rsmith@orrick.com

With a copy to (which does not constitute notice):
Pope Resources 19950 Seventh Avenue NE, Suite 200
Poulsbo, WA 98370
Attention:	Tom Ringo
Facsimile:	(212) 403-2000
Email:	tom@orminc.com
Section 5.3 Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Parent and the Unitholders, and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.4 Assignment. Subject to Section 1.3, no party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of Partnership Units, operation of law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other party hereto.

Section 5.5 No Ownership Interest. Except as specifically provided herein, all rights, ownership and economic benefits of and relating to each Unitholder’s Securities shall remain vested in and belong to such Unitholder. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law.
Section 5.6 No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
Section 5.7 Entire Agreement. This Agreement (including Exhibit A) together with the Merger Agreement constitute the entire agreement and understanding of the parties hereto with respect to the matters therein and supersede all prior agreements and understandings on such matters.
Section 5.8 No Third-Party Beneficiaries. The provisions of this Agreement are binding upon, inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors.
Section 5.9 Jurisdiction; Specific Performance.
(a) Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Each of the parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.
(b) The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that, to the fullest extent permitted by Law, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 5.9 in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. To the fullest extent permitted by Law, each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party hereto has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party hereto further agrees that no other party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.9(b), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 5.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL

COUNTERPART OR A COPY OF THIS SECTION 5.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 5.11 Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware
Section 5.12 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions: (a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used; (b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate; (c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation; (d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings; (e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”; (f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; (g) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (h) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement; (i) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement; (j) any references herein to a particular Section, Article or Exhibit means a Section or Article of, or an Exhibit to, this Agreement unless otherwise expressly stated herein; the Exhibit attached hereto is incorporated herein by reference and will be considered part of this Agreement; and (k) all references to days mean calendar days unless otherwise provided.
Section 5.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.
Section 5.14 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
Section 5.15 Obligation to Update Exhibit A. Each Unitholder agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Securities by such Unitholder, such Unitholder will, as promptly as reasonably practicable following the completion of thereof, notify Parent in writing of such acquisition or Transfer and the Parties will update Exhibit A to reflect the effect of such acquisition or Transfer.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT:

RAYONIER INC.

By:
Name:
Title:

UNITHOLDER:

EMILY T. ANDREWS 1987 REVOCABLE TRUST

By:
Name:	Gordon Andrews
Title:	Trustee

UNITHOLDER:

Gordon Andrews

UNITHOLDER:

GORDON POPE ANDREWS SEPARATE PROPERTY REVOCABLE TRUST U/T/D 5/9/2013

By:
Name:	Gordon Andrews
Title:	Trustee

EXHIBIT A
Exhibit A to Pope Unitholder Voting and Support Agreement